EXHIBIT 23.1


                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Princeton National Bancorp, Inc.

We consent to incorporation by reference in the registration statements
(No.'s 333-62643, 333-10641, 333-69010) on Form S-8 of Princeton National
Bancorp, Inc., of our report dated January 29, 1999, relating to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Princeton National Bancorp, Inc.

                                              /s/  KPMG LLP



Chicago, Illinois
March 25, 1999